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                                                                    EXHIBIT 99.1



DATE:  March 31, 2005

FROM:
Dura Automotive Systems, Inc.
2791 Research Drive
Rochester Hills, Michigan 48309

Keith Marchiando (248) 299-7500


FOR IMMEDIATE RELEASE

            DURA AUTOMOTIVE ANNOUNCES REFINANCING ACTION TO FURTHER

                               ENHANCE LIQUIDITY

         ROCHESTER HILLS, Mich., March 31 - DURA Automotive Systems, Inc. (Nasdaq: DRRA), today announced it intends to further enhance its liquidity by entering into new senior secured credit facilities with an aggregate borrowing capacity of approximately $290 million, consisting of a $175 million asset based revolving credit facility and a $115 million senior secured second lien term loan.
         Borrowings under these facilities are intended to be used to refinance DURA's existing $175 million revolving credit facility and $111 million term loan C facility and pay related fees and expenses. These transactions are expected to close in April.

         This announcement is not an offer to purchase or a solicitation of an offer to purchase any securities.

         DURA Automotive Systems, Inc., is a leading independent designer and manufacturer of driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules and exterior trim systems for the global automotive and recreation & specialty vehicle industries. DURA sells its products to every major North American, Asian and European automotive original equipment manufacturer (OEM) and many leading Tier 1 automotive suppliers. DURA is headquartered in Rochester Hills, Mich. Information about DURA and its products is available on the Internet at www.duraauto.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical





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trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) expected synergies, economies of scale and cost savings from the company's acquisitions not being fully realized or realized within the expected times frames; (ii) unanticipated difficulties servicing the indebtedness of the company; (iii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iv) labor disputes involving the company or its significant customers; (v) risks associated with conducting business in foreign countries, and (vi) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.